Exhibit 99.1

NEWS RELEASE

DRESS BARN, INC. ANNOUNCES BOARD AUTHORIZATION OF $100 MILLION STOCK REPURCHASE PROGRAM

SUFFERN, NY – September 24, 2010 - Dress Barn, Inc. (NASDAQ - DBRN) today announces that its Board of Directors has authorized a new $100 million stock repurchase program.

The Company’s Board of Directors has authorized a program to purchase up to $100 million of Dress Barn, Inc. Common Stock. The purchases are authorized to be made by the Company from time to time when market conditions warrant. The program authorizes the purchase of Dress Barn Common Stock through open market purchases and/or privately negotiated transactions and will be subject to applicable SEC rules. This program replaces the $100 million stock repurchase program announced on September 20, 2007 which had a remaining authorization of $57.4 million.

David R. Jaffe, President and Chief Executive Officer of Dress Barn, Inc. commented, “The strength of our cash reserves and this new stock purchase authorization gives us the financial flexibility to opportunistically purchase shares of our common stock and to pursue other strategic alternatives in our continued commitment to enhance shareholder value.”

About Dress Barn, Inc.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty retailer of apparel for women and tween girls operating under the dressbarn, maurices and Justice names. The Company operates 2,477 stores.

dressbarn stores offer casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 833 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 757 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 887 stores in 46 states and Puerto Rico.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended April 24, 2010.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600